EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 29, 2020	(302) 883-6592

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2020

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended September 30, 2020.

As previously disclosed, the COVID-19 pandemic caused the postponement of the Company’s scheduled May NASCAR weekend.  The three NASCAR events originally scheduled for May were instead held in combination with our scheduled August NASCAR events.  All six of the races were held without fans.  No major events were held during the third quarter of 2019.  Accordingly, the results for the third quarter of 2020 are not comparable to last year.

Revenues for the third quarter of 2020 were $38,044,000 compared to $202,000 for the third quarter of 2019.

Operating and marketing expenses were $22,425,000 compared to $1,347,000 in the third quarter of 2019.

General and administrative expenses of $1,878,000 in the third quarter of 2020 were comparable to $1,888,000 in the third quarter of 2019.

Depreciation expense decreased to $756,000 from $1,669,000 in the third quarter of 2019. The decrease is primarily due to our decision during the third quarter of 2019 to remove grandstand seats at our Dover facility after our 2019 race season. We changed the estimated useful lives of the impacted assets resulting in $879,000 of accelerated depreciation expense in the third quarter of 2019.

As previously disclosed, in July of 2020 we sold approximately 97 acres of land in Nashville for proceeds less closing costs of approximately $6,460,000, resulting in a gain of $4,843,000.  The purchaser had previously paid to us a $500,000 deposit that was credited to the purchase price.

During the third quarter of 2019, we closed on the sale of approximately 133 acres of land in Nashville for net proceeds of approximately $6,397,000 after closing costs, resulting in a gain of $4,186,000.

The adjustment to the contingent obligation was a benefit of $128,000 in the third quarter of 2020 compared to an expense of $121,000 in the third quarter of 2019, primarily the result of lower estimated interest rates.

Earnings before income taxes for the third quarter of 2020 were $18,025,000 compared to loss before income taxes of ($588,000) in the third quarter of 2019. The 2020 results include the $4,843,000 gain on sale, and the 2019 results include the $4,186,000 gain on sale and $879,000 of accelerated depreciation. On an adjusted basis, excluding these items, earnings before income taxes were $13,182,000 for the third quarter of 2020 compared to a loss before income tax benefit of ($3,895,000) for the third quarter of 2019.

Net earnings for the third quarter of 2020 were $13,190,000 or $.36 per diluted share compared to net loss of ($414,000) or ($.01) per diluted share for the third quarter of 2019. Net earnings, adjusted for the aforementioned items, were $9,364,000 in 2020 compared to net loss of ($3,087,000) in 2019.

As of September 30, 2020, the Company had no outstanding indebtedness and approximately $21.3 million in available cash.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.07 per share. The dividend will be payable on December 10, 2020 to shareholders of record at the close of business on November 10, 2020.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Admissions	$-	$-	$-	$2,502
Event-related	2,394	202	2,708	3,784
Broadcasting	35,646	-	35,646	18,878
Other	4	-	4	5
	38,044	202	38,358	25,169

Expenses:
Operating and marketing	22,425	1,347	24,225	16,986
General and administrative	1,878	1,888	5,742	5,630
Depreciation	756	1,669	2,289	3,256
Cost to remove long-lived assets	-	-	341	-
	25,059	4,904	32,597	25,872

Gain on sale of land	4,843	4,186	4,843	4,325

Operating earnings (loss)	17,828	(516)	10,604	3,622

Interest (expense) income	(21)	20	(34)	4
Benefit (provision) for contingent obligation	128	(121)	112	(367)
Other income	90	29	115	218

Earnings (loss) before income taxes	18,025	(588)	10,797	3,477

Income tax (expense) benefit	(4,835)	174	(1,436)	(880)

Net earnings (loss)	$13,190	$(414)	$9,361	$2,597

Net earnings (loss) per common share:
Basic	$0.36	$(0.01)	$0.26	$0.07
Diluted	$0.36	$(0.01)	$0.26	$0.07

Weighted average shares outstanding:
Basic	35,836	35,952	35,836	35,998
Diluted	35,836	35,952	35,836	35,998

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS (LOSS) BEFORE INCOME TAXES

TO ADJUSTED EARNINGS (LOSS) BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP earnings (loss) before income taxes	$18,025	$(588)	$10,797	$3,477

Gain on sale of land (1)	(4,843)	(4,186)	(4,843)	(4,325)

Cost to remove long-lived assets (2)	-	-	341	-

Accelerated depreciation (3)	-	879	-	879

Adjusted earnings (loss) before income taxes	$13,182	$(3,895)	$6,295	$31

GAAP net earnings (loss)	$13,190	$(414)	$9,361	$2,597

Gain on sale of land, net of income taxes (1)	(3,826)	(3,307)	(3,826)	(3,417)

Cost to remove long-lived assets, net of income taxes (2)	-	-	246	-

Accelerated depreciation, net of income taxes (3)	-	634	-	634

Adjusted net earnings (loss)	$9,364	$(3,087)	$5,781	$(186)

GAAP net earnings (loss) per common share - basic and diluted	$0.36	$(0.01)	$0.26	$0.07

Gain on sale of land, net of income taxes (1)	(0.11)	(0.09)	(0.11)	(0.09)

Cost to remove long-lived assets, net of income taxes (2)	-	-	0.01	-

Accelerated depreciation, net of income taxes (3)	-	0.02	-	0.02

Adjusted net earnings (loss) per common share - basic and diluted(4)	$0.26	$(0.09)	$0.16	$(0.01)

(1)	During the third quarter of 2020, we closed on the sale of a parcel of land at our Nashville Superspeedway facility resulting in a gain of $4,843,000.

During the third quarter of 2019, we closed on the sale of parcels of land at our Nashville Superspeedway facility resulting in a gain of $4,186,000. During the first quarter of 2019, we closed on sale of a parcel of land at our Nashville Superspeedway facility resulting in a gain of $139,000.

These transactions were tax effected using our federal statutory rate as we had available state net operating losses.

(2)	Related to the decision to remove grandstand seats at Dover International Speedway, we incurred $341,000 of costs to remove these assets in the first quarter of 2020. This amount was tax effected using our federal and state statutory rates.

(3)	During the third quarter of 2019, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2019 race season. As a result, we shortened the service lives of these assets which resulted in $879,000 of accelerated depreciation being recorded in the third quarter of 2019. This amount was tax effected using our federal and state statutory rates.

(4)

The components of the GAAP net earnings (loss) per common share for the three months ended September 30, 2020 and nine months ended September 30, 2019 do not add to the adjusted net earnings (loss) per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings (loss) before income taxes, adjusted net earnings (loss) and adjusted net earnings (loss) per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gains on sale of land, costs to remove long-lived assets and accelerated depreciation. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings (loss) before income taxes, net earnings (loss) or net earnings (loss) per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	September 30,	December 31,
	2020	2019	2019
ASSETS
Current assets:
Cash	$21,327	$4,784	$7,577
Accounts receivable	1,232	1,866	645
Inventories	18	20	18
Prepaid expenses and other	994	6,184	1,186
Income taxes receivable	-	95	283
Total current assets	23,571	12,949	9,709

Property and equipment, net	68,125	72,035	71,357
Right of use asset	131	206	188
Other assets	1,205	1,170	1,212
Total assets	$93,032	$86,360	$82,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$793	$1,631	$119
Accrued liabilities	3,559	3,184	3,710
Income taxes payable	2,674	-	-
Contract liabilities	1,425	4,526	976
Total current liabilities	8,451	9,341	4,805

Revolving line of credit	-	-	-
Liability for pension benefits	786	614	1,016
Lease liability	53	131	112
Non-refundable deposit	-	500	500
Provision for contingent obligation	3,276	2,751	3,389
Deferred income taxes	6,888	7,743	8,676
Total liabilities	19,454	21,080	18,498

Stockholders' equity:
Common stock	1,786	1,793	1,782
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,152	101,143	100,994
Accumulated deficit	(27,607)	(36,229)	(36,968)
Accumulated other comprehensive loss	(3,604)	(3,278)	(3,691)
Total stockholders' equity	73,578	65,280	63,968
Total liabilities and stockholders' equity	$93,032	$86,360	$82,466

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Operating activities:
Net earnings	$9,361	$2,597
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities:
Depreciation	2,289	3,256
Amortization of credit facility fees	42	47
Stock-based compensation	256	243
Deferred income taxes	(1,822)	(659)
(Benefit) Provision for contingent obligation	(112)	367
Gains on equity investments	(4)	(125)
Gain on sale of land	(4,843)	(4,325)
Changes in assets and liabilities:
Accounts receivable	(587)	(1,190)
Inventories	-	1
Prepaid expenses and other	171	(5,159)
Income taxes receivable/payable	2,957	(213)
Accounts payable	658	129
Accrued liabilities	(266)	38
Payable to Dover Downs Gaming & Entertainment, Inc.	-	(9)
Contract liabilities	449	3,386
Liability for pension benefits	(109)	(48)
Net cash used in operating activities	8,440	(1,664)

Investing activities:
Capital expenditures	(545)	(4,651)
Proceeds from sale of land and equipment, net	5,960	7,224
Non-refundable deposit received	-	500
Purchases of equity investments	(316)	(14)
Proceeds from sale of equity investments	305	1
Net cash provided by investing activities	5,404	3,060

Financing activities:
Borrowings from revolving line of credit	3,880	4,120
Repayments on revolving line of credit	(3,880)	(4,120)
Repurchase of common stock	(94)	(528)
Credit facility fees	-	(35)
Net cash used in financing activities	(94)	(563)

Net increase in cash	13,750	833
Cash, beginning of period	7,577	3,951
Cash, end of period	$21,327	$4,784